EXHIBIT 99.1

Prestige Brands Holdings, Inc. Reports Second Quarter & Six Months Fiscal 2011 Results

For the Quarter, EPS of $0.23 vs. $0.18; Income from Continuing Operations Up 28%; Completes Acquisition of Blacksmith Brands on November 1

Irvington, NY-November 4, 2010-Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the second quarter and first half of fiscal year 2011, which ended on September 30, 2010. The Company also announced the completion on November 1, 2010 of the acquisition of Blacksmith Brands, Inc., which added five over-the-counter healthcare products to its business.

Income from continuing operations for the second fiscal quarter was $11.4 million, 28% higher than the prior year comparable period's results of $8.9 million resulting in earnings per share of $0.23 compared to $0.18 a year ago1. Net revenues from continuing operations for the second fiscal quarter were $78.3 million, $2.4 million or 3% below the prior year's comparable quarter net revenues of $80.7 million. Gross margin improved by 1.4 basis points for the quarter while advertising and promotion (A&P) and general and administrative (G&A) expenditures decreased compared to the second quarter in the prior fiscal year.

Commentary
“We are pleased with our results for the quarter as we continue to make progress against our stated primary objectives of growing our core OTC brands which grew once again this quarter.   Overall, revenues were in line with previously stated expectations as a result of heavy prior year H1N1 retailer buy in and continued competitive pressure in Household products. Profitability improved significantly as a result of gross margin improvement as well as prudent advertising and promotion investment in our priority brands,” said Matthew Mannelly, President and CEO. “In addition, we are excited by the recent acquisition of Blacksmith Brands which closed on November 1st,” he said. “This is a transformational event for Prestige, positioning the Company for growth, and taking a meaningful step toward our long-term commitment to OTC brands as the Company's focus. We will begin supporting these wonderful brands immediately in our efforts to accelerate their momentum in the marketplace. Furthermore, as we look to the second half of the fiscal year, we remain cautiously optimistic given the sluggish retail environment. We will continue to view this

1 The reported results reflect the September 1, 2010 divestiture of Cutex® nail polish remover.  Revenues from this brand are now classified as discontinued operations, and the results of both the second fiscal quarter and the prior year comparable quarter reflect this classification.  Beginning with the second fiscal quarter of FY11 and going forward, the remaining brands in the personal care segment will be reported as part of the over-the-counter healthcare segment since they account for less than one half of one percent of total revenues.

as an opportunity to build our brands and invest in our future growth. As we stated at the start of the year, we expect modest A&P growth over the course of the year as we build our brands and we are on track with those investments as we enter the heart of the cough/cold season.”

First Half of Fiscal 2011
Net revenues from continuing operations for the first six months of fiscal 2011 were $149.5 million, an increase of 0.5% over the prior year's comparable period's results of $148.8 million. Income from continuing operations was $20.6 million, an increase of 27.2%, compared to $16.2 million in the prior year’s comparable period.  This resulted in EPS from continuing operations of $0.41 per share, 28.1% higher than the prior year’s comparable period's results of $0.32 per share.

Free Cash Flow and Debt
Free cash flow is a “non-GAAP” financial measure as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented here because management believes it is a commonly used measure of liquidity, and indicative of cash available for debt repayment and acquisitions. The Company defines “free cash flow” as operating cash flow from continuing operations less capital expenditures.

The Company's free cash flow for the second quarter ended September 30, 2010 was $22.0 million, an increase of $300,000 or 1.4% over the prior year comparable quarter. Free cash flow is composed of operating cash flow from continuing operations of $22.1 million less capital expenditures of $100,000. This compares to the prior year comparable quarter's free cash flow of $21.7 million, composed of operating cash flow from continuing operation of $21.8 million less capital expenditures of $100,000.

Total indebtedness at September 30, 2010 was $295.5 million; however, subsequent to the end of the quarter, indebtedness increased $215.0 million as a result of indebtedness incurred to acquire Blacksmith Brands. At September 30, 2010, cash on the balance sheet totaled $55.0 million.

Second Quarter Results by Segment
Net revenues for the over-the-counter healthcare segment were $50.8 million, $900,000 lower than the prior year comparable quarter. Increases in Clear Eyes®, Little Remedies®, and Compound W® were off set by decreases in Chloraseptic and the Allergen Block products. Net revenues for the household cleaning segment were $27.5 million, $1.5 million or 5% less than the prior year comparable quarter. Comet® and Spic and Span® experienced declines in the competitive household category.

Conference Call
The Company will host a conference call to review its second quarter and six month results on Thursday, November 4, 2010 at 8:30am EST. The toll-free dial in numbers are 1-800-383-8119 within North America and 1-617- 597-5344 outside of North America. The conference passcode is “prestige”. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 1-888-286-8010 within North America and at 617-801-6888 outside North America. The passcode is 49548893.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Key brands include Chloraseptic® sore throat, Clear Eyes® eye care, Compound W® wart treatment, The Doctor's® NightGuard®, The Little Remedies® line of pediatric over-the-counter products, Comet® cleanser and, effective November 1st, PediaCare® children's over-the-counter products, Efferdent® and Effergrip® denture care products, Luden's® cough drops, and NasalCrom® allergy treatment.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws and that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding our intentions regarding development of the brands that it acquired on November 1, 2010 in the Blacksmith acquisition as well as the outlook for Prestige Brands Holdings' market and its core brands as well as prospects for the industry. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended September 30		Six Months Ended September 30
(In thousands, except share data)	2010	2009	2010	2009
Revenues
Net sales	$77,488	$80,308	$148,009	$147,805
Other revenues	815	421	1,529	1,037
Total revenues	78,303	80,729	149,538	148,842

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	35,713	37,936	68,977	69,526
Gross profit	42,590	42,793	80,561	79,316

Operating Expenses
Advertising and promotion	8,240	9,675	15,726	18,343
General and administrative	8,101	10,481	15,514	18,675
Depreciation and amortization	2,413	2,703	4,823	4,911
Total operating expenses	18,754	22,859	36,063	41,929

Operating income	23,836	19,934	44,498	37,387

Other expense
Interest expense, net	5,373	5,642	10,835	11,295
Loss on extinguishment of debt	—	—	300	—
Total other expense	5,373	5,642	11,135	11,295

Income from continuing operations before income taxes	18,463	14,292	33,363	26,092
Provision for income taxes	7,053	5,417	12,745	9,889
Income from continuing operations	11,410	8,875	20,618	16,203

Discontinued Operations
Income from discontinued operations, net of income tax	162	1,048	560	2,045

Loss on sale of discontinued operations, net of income tax benefit	(550)	—	(550)	—
Net income	$11,022	$9,923	$20,628	$18,248

Basic earnings per share:
Income from continuing operations	$0.23	$0.18	$0.41	$0.32
Net income	$0.22	$0.20	$0.41	$0.36

Diluted earnings per share:
Income from continuing operations	$0.23	$0.18	$0.41	$0.32
Net income	$0.22	$0.20	$0.41	$0.36

Weighted average shares outstanding:
Basic	50,053	50,012	50,045	49,997
Diluted	50,141	50,055	50,123	50,080

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	September 30, 2010	March 31, 2010
Current assets
Cash and cash equivalents	$55,032	$41,097
Accounts receivable	32,256	30,621
Inventories	24,997	27,676
Deferred income tax assets	6,663	6,353
Prepaid expenses and other current assets	3,203	4,917
Current assets of discontinued operations	14	1,486
Total current assets	122,165	112,150

Property and equipment	1,207	1,396
Goodwill	111,489	111,489
Intangible assets	549,855	554,359
Other long-term assets	6,456	7,148
Long-term assets of discontinued operations	—	4,870
Total Assets	$791,172	$791,412

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$13,980	$12,771
Accrued interest payable	6,428	1,561
Other accrued liabilities	9,912	11,733
Current portion of long-term debt	1,500	29,587
Total current liabilities	31,820	55,652

Long-term debt
Principal amount	294,000	298,500
Less unamortized discount	(3,658)	(3,943)
Long-term debt, net of unamortized discount	290,342	294,557

Deferred income tax liabilities	117,630	112,144

Total Liabilities	439,792	462,353

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,175 shares at September 30, 2010 and 50,154 shares at March 31, 2010	502	502
Additional paid-in capital	385,771	384,027
Treasury stock, at cost - 131 shares at September 30, 2010 and 124 shares at March 31, 2010	(114)	(63)
Retained earnings (accumulated deficit)	(34,779)	(55,407)
Total Stockholders' Equity	351,380	329,059

Total Liabilities and Stockholders' Equity	$791,172	$791,412

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30
(In thousands)	2010	2009
Operating Activities
Net income	$20,628	$18,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,052	6,084
Loss on sale of discontinued operations	890	—
Deferred income taxes	5,176	3,687
Amortization of deferred financing costs	504	956
Stock-based compensation costs	1,744	848
Loss on extinguishment of debt	300	—
Amortization of debt discount	285	—
Loss on disposition of equipment	125	—
Changes in operating assets and liabilities
Accounts receivable	(1,635)	(3,127)
Inventories	2,679	405
Inventories held for sale	1,100	82
Prepaid expenses and other current assets	1,714	(1,102)
Accounts payable	1,209	5,546
Accrued liabilities	3,046	8,253
Net cash provided by operating activities	42,817	39,880

Investing Activities
Purchases of equipment	(254)	(232)
Proceeds from sale of discontinued operations	4,122	—
Net cash used for investing activities	3,868	(232)

Financing Activities
Payment of deferred financing costs	(112)	—
Repayment of long-term debt	(32,587)	(40,000)
Purchase of treasury stock	(51)	—
Net cash used for financing activities	(32,750)	(40,000)

Increase (decrease) in cash	13,935	(352)
Cash - beginning of period	41,097	35,181

Cash - end of period	$55,032	$34,829

Interest paid	$5,179	$10,350
Income taxes paid	$5,103	$6,307

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments
(Unaudited)
	For the Three Months Ended September 30, 2010
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$50,658	$26,830	$77,488
Other revenues	181	634	815

Total revenues	50,839	27,464	78,303
Cost of sales	17,798	17,915	35,713

Gross profit	33,041	9,549	42,590
Advertising and promotion	6,912	1,328	8,240

Contribution margin	$26,129	$8,221	34,350
Other operating expenses			10,514

Operating income			23,836
Other expense			5,373
Provision for income taxes			7,053
Income from continuing operations			11,410
Income from discontinued operations, net of income tax			162
Loss on sale of discontinued operations, net of income tax benefit			(550)

Net income			$11,022
	For the Six Months Ended September 30, 2010
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$95,364	$52,645	$148,009
Other revenues	195	1,334	1,529

Total revenues	95,559	53,979	149,538
Cost of sales	33,649	35,328	68,977

Gross profit	61,910	18,651	80,561
Advertising and promotion	12,075	3,651	15,726

Contribution margin	$49,835	$15,000	64,835
Other operating expenses			20,337

Operating income			44,498
Other expense			11,135
Provision for income taxes			12,745
Income from continuing operations			20,618
Income from discontinued operations, net of income tax			560
Loss on sale of discontinued operations, net of income tax benefit			(550)

Net income			$20,628

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments
(Unaudited)

	For the Three Months Ended September 30, 2009
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$51,706	$28,602	$80,308
Other revenues	10	411	421

Total revenues	51,716	29,013	80,729
Cost of sales	19,453	18,483	37,936

Gross profit	32,263	10,530	42,793
Advertising and promotion	7,390	2,285	9,675

Contribution margin	$24,873	$8,245	33,118
Other operating expenses			13,184

Operating income			19,934
Other expense			5,642
Provision for income taxes			5,417
Income from continuing operations			8,875
Income from discontinued operations, net of income tax			1,048

Net income			$9,923

	For the Six Months Ended September 30, 2009
	Over-the- Counter Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$92,362	$55,443	$147,805
Other revenues	20	1,017	1,037

Total revenues	92,382	56,460	148,842
Cost of sales	33,242	36,284	69,526

Gross profit	59,140	20,176	79,316
Advertising and promotion	14,139	4,204	18,343

Contribution margin	$45,001	$15,972	60,973
Other operating expenses			23,586

Operating income			37,387
Other expense			11,295
Provision for income taxes			9,889
Income from continuing operations			16,203
Income from discontinued operations, net of income tax			2,045

Net income			$18,248